This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to the Common Stock of
APPLE INC, due June 07, 2016
The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier or (ii)
with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock:                  The Common Stock, $0.00001 par value per share, of APPLE INC
Contingent Interest Payments:     If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review Date)
                                  the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final Review Date the
                                  Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date
                                  for each $1,000 principal amount note a Contingent Interest Payment equal to:
                                  $25.375 (equivalent to an interest rate of 10.15% per annum, payable at a rate of 2.5375% per quarter).
                                  If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference
                                  Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest
                                  Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level: 80.00% of the Initial Stock Price (subject to adjustments)
Interest Rate:                    10.15% per annum, payable at a rate of 2.5375% per quarter, if applicable
Automatic Call:                   If the closing price of one share of the Reference Stock on any Review Date (other than the final
 Review Date) is greater
                                  than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000
                                  principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date,
                                  payable on the applicable Call Settlement Date.
Payment at Maturity:              If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you
                                  will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)
 $1,000 plus (b) the
                                  Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the
                                  Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every
                                  1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per
                                  $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 [] Stock Return).
                                  If the notes have not been automatically called and the Final Stock Price is less than the Trigger
 Level, you will lose more
                                  than 20.00% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                     (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:              Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                The arithmetic average of the closing prices of one share of the Reference Stock on each of the
 Ending Averaging Dates.
Ending Averaging Dates:           June 27, 2016, June 28, 2016, June 29, 2016, June 30, 2016, and the final Review Date
Review Dates:                     October 01, 2015 (first Review Date), December 31, 2015 (second Review Date), March 31, 2016
 (third Review Date), and
                                  July 01, 2016 (final Review Date)
Preliminary Term Sheet:           http://www.sec.gov/Archives/edgar/data/19617/000095010315004825/dp57153_fwp-4ai.htm

 ---------------------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes
when the terms are set.
---------------------------------
 =================================================================================================================================

Hypothetical Return on a Note

First 3 Review Dates

Compare the closing price of one share of the Reference Stock on a Review Date
(other than the Final Review Date) to the Initial Stock Price and the Interest
Barrier until the Final Review Date or any automatic call.

                                                      Automatic Early
Redemption The closing price of one Share of the Reference Stock is greater than or equal to the Initial Stock The notes will be automatically called and you will receive (i) the principal amount plus (ii) Price the Contingent
Interest Payment with respect to the related Review Date

    You will receive the The closing price of one share of the contingent quarterly Reference Stock is greater than or payment. Proceed to the next The closing price of one equal to the Interest Barrier Review Date.
Share of the Reference Stock No Automatic Early is less than the Initial Stock
Redemption
Price The closing price of one share of the No contingent quarterly reference
Stock is less than the payment. Proceed to the next Interest Barrier Review
Date.

For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical Payment upon Automatic
Call or at Maturity" below.

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?
The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date.
The hypothetical payments set forth below assume an Initial Stock Price of
$127.00, an Interest Barrier and a Trigger Level of $101.600 (equal to 80.00%
of the hypothetical Initial Stock Price) and reflect the Interest Rate of
10.15% per annum (payable at a rate of 2.5375% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. the numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity

                   Review Dates Prior to the Final Review Date                                Final Review Date
              ------------------------------------------------------------------ ------------ --------------------------------
Closing Price
              Reference Stock Appreciation / Payment on Interest Payment Date or
                                                                                 Stock Return          Payment at Maturity (3)
              Depreciation at Review Date       Call Settlement Date (1)(2)
------------- ------------------------------ ----------------------------------- ------------ --------------------------------
 $228.6000           80.00%                          $1,025.375                   80.00%                   $1,025.375
 $203.2000           60.00%                          $1,025.375                   60.00%                   $1,025.375
 $177.8000           40.00%                          $1,025.375                   40.00%                   $1,025.375
 $152.4000           20.00%                          $1,025.375                   20.00%                   $1,025.375
 $139.7000           10.00%                          $1,025.375                   10.00%                   $1,025.375
 $133.3500           5.00%                           $1,025.375                    5.00%                   $1,025.375
------------- ------------------------------ ----------------------------------- ------------ --------------------------------
 $127.0000           0.00%                           $1,025.375                    0.00%                   $1,025.375
 $120.6500           -5.00%                           $25.375                     -5.00%                   $1,025.375
 $114.3000           -10.00%                          $25.375                     -10.00%                  $1,025.375
 $101.6000           -20.00%                          $25.375                     -20.00%                  $1,025.375
 $101.5873           -20.01%                          $0.000                      -20.01%                   $799.900
 $63.5000            -50.00%                          $0.000                      -50.00%                   $500.000
 $38.1000            -70.00%                          $0.000                      -70.00%                   $300.000
  $0.0000           -100.00%                          $0.000                      -100.00%                   $0.000
------------- ------------------------------ ----------------------------------- ------------ --------------------------------

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement
(including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to
This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: June 16, 2015